     As filed with the Securities and Exchange Commission on July 17, 1997

                                                                File No. 70-8945

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ______________________________

                                AMENDMENT NO. 2
                                       TO
                                    FORM U-1

                            APPLICATION/DECLARATION

                                     UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         ______________________________

                               Ameren Corporation
                              1901 Chouteau Avenue
                           St. Louis, Missouri 63103

                     (Name of company filing this statement
                  and address of principal executive offices)

                                      None

                    (Name of top registered holding company)

                               William E. Jaudes
                                Registered Agent
                               Ameren Corporation
                              1901 Chouteau Avenue
                           St. Louis, Missouri  63103

                   (Names and addresses of agents of service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:

James J. Cook                  William J. Harmon
William Niehoff                Jones, Day, Reavis & Pogue
Union Electric Company         77 West Wacker, Suite 3500
1901 Chouteau Avenue           Chicago, Illinois  60601-1692
P.O. Box 149
St. Louis, Missouri  63166

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         This Amendment No. 2 is made to file corrected Exhibit G-1.1

                                   SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Amendment No. 2 to Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     July 17, 1997


                                     AMEREN CORPORATION


                                     /s/ William E. Jaudes
                                     -------------------------------------
                                     By:  William E. Jaudes
                                          Secretary